February 23, 2004

Re: Letter Agreement, Panorama Property, Mineral County, Nevada.
Unpatented mining claims: Hound Dog 2, Hound Dog 9, Ule 19, Panorama 5-7, Vol 32, Little Ule 8. BLM serial numbers: NMC #763966, 972, 991, 994-996, 950, 960.

The following amends the general terms and conditions for the agreement between Herb Duerr (HD) and Bream Ventures Inc. (Bream) governing HD's Panorama property, Mineral County, Nevada, U.S.A.

Form of Agreement	Mining Lease	
Term	20 years with automatic extensions so long as Conditions of the lease are met.	
Production Royalties	3% Net Smelter Return	
Advanced Royalties	Upon execution of this amendment	US$ 5,000
	Upon commencement of Bream's stock trading	US$ 5,000
	February 28, 2005	US$ 20,000
	February 28, 2006 & thereafter	US$ 50,000
	Adjusted to annual changes in the consumer price index (CPI) with 2001 as the base year. CPI payments apply to payments beginning February, 2006.	
Performance Requirements	Federal and state mining claim maintenance fees for any year in which this agreement is maintained in good standing after June 1.	
Reclamation	Bream shall perform reclamation work on the Property as required by Federal, State, and Local law for disturbances resulting from Bream's activities on the Property.	
Assignment	Freely by either party so long as Assignee accepts terms and conditions of the Lease in writing.	
Interest Area	One mile from the outside perimeter of the Panorama claim boundaries for new claims located either by HD or by Bream.	

If the above terms and conditions are consistent with our earlier discussions, please acknowledge by signing in the space provided below and return one copy. This will serve to bind HD and Bream while a formal and comprehensive agreement, incorporating these terms, is prepared.

Agreed and accepted to this 24th day Feb, 2004

By: Herb Duerr (Lessor)

By: ______________________ (Lessee)